Exhibit 99.77(q)(1)(a)(1)

Voya Equity Trust

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST AND REDESIGNATION OF SERIES

Effective: October 23, 2015

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), including Article VIII, Section 8.3, hereby amend the Declaration of Trust to redesignate one of the existing series of the Trust as follows:

1.	The “Voya Growth Opportunities Fund” is redesignated the “Voya Large-Cap Growth Fund.”

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust and Redesignation of Series.

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John V. Boyer	/s/ Shaun P. Mathews
John V. Boyer, as Trustee	Shaun P. Mathews, as Trustee

/s/ Patricia W. Chadwick	/s/ Joseph E. Obermeyer
Patricia W. Chadwick, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Albert E. DePrince, Jr.	/s/ Sheryl K. Pressler
Dr. Albert E. DePrince, Jr., as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee

/s/ Russell H. Jones
Russell H. Jones, as Trustee